Exhibit 5.1

Knorex Ltd. 21 Merchant Road, #04-01 Singapore 058267	21 September 2026

Dear Sir or Madam

Knorex Ltd. (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-1, including all amendments or supplements thereto filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on or about the date of this legal opinion (“Opinion”) (including its exhibits, the “Registration Statement”), relating to the resale by certain selling shareholders of the Company as named in the Registration Statement (the “Selling Shareholders”) of certain Class A ordinary shares, par value US$0.0005 per share of the Company (the “Resale Shares”).

This Opinion is given only on the laws of the Cayman Islands in force at the date hereof and is based solely on matters of fact known to us at the date hereof. We have not investigated the laws or regulations of any jurisdiction other than the Cayman Islands. We express no opinion as to matters of fact or, unless expressly stated otherwise, the veracity of any representations or warranties given in or in connection with any of the documents set out in Section 2.

In giving this Opinion we have reviewed originals, copies, drafts, and certified copies of the documents set out in Section 2. This Opinion is given on the basis that the assumptions set out in Section 3 (which we have not independently investigated or verified) and the Director’s Certificate are true, complete and accurate in all respects. In addition, this Opinion is subject to the qualifications set out in Section 4. Capitalised terms used in this Opinion shall have the meanings ascribed to them in this Opinion.

1.	Opinions

We are of the opinion that:

(a)	The Company has been duly incorporated as an exempted company with limited liability under the Companies Act (as revised) of the Cayman Islands (the “Companies Act”) and is validly existing and was, at the date of the Certificate of Good Standing, in good standing with the Registrar of Companies of the Cayman Islands (the “Registrar”).

RESIDENT PARTNERS:	T Haynes M Padarin D Vekaria M Watson
NON-RESIDENT PARTNERS:	R Clark M Hanson J Lightfoot S Marks A McKenzie A Ohlsson M Pallot K Robinson

Carey Olsen Hong Kong LLP is a limited liability partnership regulated by the Law Society of Hong Kong. Carey Olsen Hong Kong LLP is a law firm and part of Carey Olsen, a global law firm, operating through various separate and distinct legal entities. A list of offices and regulatory information can be found at www.careyolsen.com

(b)	Based on our review of the Memorandum and Articles (as defined in Section 2), the authorised share capital of the Company is US$50,000 divided into 100,000,000 Ordinary Shares of nominal or par value US$0.0005 each, comprising (a) 90,000,000 Class A Ordinary Shares of nominal or par value US$0.0005 each, and (b) 10,000,000 Class B Ordinary Shares of nominal or par value US$0.0005 each.

(c)	The Resale Shares issuable by the Company to the Selling Shareholders and being proposed for Resale as contemplated by the Registration Statement have been duly authorised for issuance and when issued by the Company upon:

i.	payment in full of the consideration as set out in the SPA (as defined below) and in accordance with the Resolutions and the then effective memorandum and articles of association of the Company; and

ii.	the entry of such Resale Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

2.	Documents Reviewed

The documents listed in this Section 2 are the only documents and/or records we have examined and relied upon and the only searches and enquiries we have carried out for the purposes of this Opinion.

(a)	The certificate of incorporation of the Company dated 9 May 2023, the amended and restated memorandum and articles of association of the Company adopted on 25 September 2024 (collectively, the “Memorandum and Articles”), the Register of Members of the Company, the Register of Directors of the Company, the certificate of good standing dated 7 September 2026 issued by the Registrar in respect of the Company (the “Good Standing Certificate”), copies of which have been provided to us by the Company (together the “Company Records”).

(b)	A director’s certificate signed by a director of the Company dated 17 September 2026, attached at Schedule 1 hereto (the “Director’s Certificate”).

(c)	The written resolutions of the board of directors of the Company dated 17 September 2026 (collectively, the “Resolutions”).

(d)	The share purchase agreement dated 31 March 2026 entered into by and between the Company and the Selling Shareholders, as amended by Amendment No.1 to the share purchase agreement dated 22 July 2026 entered into by and between the Company and the Selling Shareholders (together, the “Purchase Agreement”).

(e)	The Registration Statement.

3.	Assumptions

We have assumed:

(a)	the authenticity, accuracy and completeness of all documents supplied to us, whether as originals or copies and of all factual representations expressed in or implied by the documents we have examined;

(b)	all signatures, seals, dates, stamps, and markings (whether on original or copy documents) are genuine;

(c)	each of the Good Standing Certificate and the Director’s Certificate is accurate, complete and up-to-date (as the case may be) as at the date of this opinion;

(d)	all authorisations, consents, filings, registrations or other requirements of governmental, judicial or public bodies and authorities required under any law (including the laws of the Cayman Islands) for any party (other than under the laws of the Cayman Islands, the Company) to execute, or deliver, or enforce the Purchase Agreement or perform any of its obligations under the Purchase Agreement have been obtained, remain valid and subsisting and have been complied with;

(e)	none of the Proceeds of Crime Act (as revised) of the Cayman Islands relating to money laundering, the Misuse of Drugs Act (as revised) of the Cayman Islands relating to drug trafficking or the Terrorism Act (as revised) of the Cayman Islands relating to the financing of terrorism is relevant to the transactions contemplated by the Purchase Agreement or to any payment made or to be made thereunder;

(f)	all necessary consents have been given, actions taken (other than those required pursuant to the laws of the Cayman Islands or the Memorandum and Articles) and conditions met or validly waived pursuant to the Purchase Agreement;

(g)	each of the parties has entered into the Document and the Issuance Documents in good faith for bona fide commercial reasons and on arm’s length terms;

(h)	the Purchase Agreement has not been amended, modified, supplemented, revoked, rescinded nor terminated since the time of its execution;

(i)	the Resolutions remain in full force and effect and have not been amended, modified, supplemented, revoked, rescinded or terminated in any way, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the matters set out in the Resolutions and no director has a financial interest in or other relationship to a party to the matter as contemplated by the Resolutions which has not been properly disclosed in the Resolutions;

(j)	the Resolutions have been duly executed and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed;

(k)	that the Memorandum and Articles will remain in full force and effect and will be unamended;

(l)	neither the directors and shareholders of the Company have taken or will take any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company, and no receiver has been or will be appointed over any of the Company’s property or assets;

(m)	that the issuance and sale of and payment for the Resale Shares will be in accordance with the Purchase Agreement duly approved by the board of directors of the Company and/or where so required, the shareholders of the Company and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto);

(n)	that upon issue of any Resale Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(o)	that the Company will issue the Resale Shares in furtherance of its objects as set out in its memorandum of association;

(p)	none of the Resale Shares has been or will be offered or issued to residents of the Cayman Islands;

(q)	that no party is aware of any improper purpose for the issue of the Resale Shares;

(r)	no law or regulation of any jurisdiction other than the Cayman Islands qualifies or affects this Opinion; and

(s)	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with and declared effective by the Commission.

4.	Qualifications

(a)	Except to the extent that this opinion expressly provides otherwise, we express no opinion in respect of the commercial terms of, or the validity, enforceability or effect of the Registration Statement (or as to how the commercial terms of the Resale reflects the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents;

(b)	in order to maintain an exempted company in good standing with the Registrar, annual fees must be paid and annual filings must be made with the Registrar within the prescribed periods;

(c)	we offer no opinion as to whether the acceptance of, or the execution or performance of, the Company’s obligations under the Purchase Agreement or other documents reviewed by us will or may result in the breach or infringement of any other deed, contract or document entered into by, or binding upon, the Company (other than, to the extent expressly provided herein, the Memorandum and Articles);

(d)	the question of whether or not any provision of an agreement or document which is illegal, invalid, unenforceable or void may be severed from the other provisions thereof would be determined by the courts of the Cayman Islands in its discretion;

(e)	we make no comment on references to any law or regulation of any jurisdiction other than the Cayman Islands or to any representations or warranties made in any agreement or document;

(f)	in this opinion, the phrase “non-assessable” means, with respect to the Resale Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Resale Shares by the Company or its creditors 9except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil); and

(g)	we express no opinion on any provision in any agreement or document requiring written amendments and waivers thereof insofar as it suggests that all or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties. It is likely that the provisions of an agreement or document governed by Cayman Islands law may be waived or amended orally or by conduct notwithstanding any such provision.

We are furnishing this Opinion as exhibits 5.1 and 23.3 of the Registration Statement. We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name under the headings “Risk Factors”, “Enforceability of Civil Liability” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

This Opinion (and any obligations arising out of or in connection with it) is given on the basis that it shall be governed by and construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Carey Olsen Hong Kong LLP

Carey Olsen Hong Kong LLP

Schedule 1

Director’s Certificate

Knorex Ltd.

17 September 2026

To:	Carey Olsen Hong Kong LLP
Suites 3610-13, Jardine House
1 Connaught Place
Central, Hong Kong

Dear Sirs

Knorex Ltd. (the “Company”)

I, being a director of the Company, am aware that you are being asked to provide a legal opinion to the New York Stock Exchange (the “Opinion”) in relation to certain aspects of Cayman Islands law on or about the date of this certificate. Unless otherwise defined herein, the capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The directors of the Company at the date of this certificate are as follows: CHOO Khar Heng, Qi Chang, LE Truong Vinh Phu, LIU Lu and ZHONG Kai.

2	The Memorandum and Articles have not been amended since 25 September 2024 and remain in full force.

3	The Resolutions were duly passed and have not been amended, varied or revoked in any respect.

4	The Company will have sufficient authorised but unissued share capital to effect the issue of any of the Resale Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Resale Shares.

5	The Company is, and after the allotment (where applicable) and issuance of any Resale Shares will be, solvent (both on a “going concern” and “balance sheet” basis).

6	The power and authority of the Company and the Directors have not been restricted in any way other than as set out in the Memorandum and Articles, the Purchase Agreement or the Registration Statement.

7	There is no contractual or other obligation, prohibition or restriction (other than arising by operation of the laws of the Cayman Islands or as set out in the Memorandum and Articles) which may limit the Company’s ability to enter into or perform its obligations under the Purchase Agreement and the Registration Statement.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Khar Heng Choo
Name:	KHAR HENG CHOO
Title:	Director

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